Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:  Everett V. Pizzuti, CEO                                                                                                           March 12, 2012
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med, Inc. Announces Senior Management Changes

WEST WARWICK, RI – March 12, 2012-- Astro-Med, Inc. (NASDAQ:ALOT)
announces that the Board of Directors has approved the following organizational changes in its senior management team effective March 9, 2012.

 Eric E. Pizzuti has been appointed Vice President and General Manager of the Company’s QuickLabel Systems business segment. In this capacity, Eric will have full responsibility for the growth and profitability of the QuickLabel Systems operating segment. Eric has had a distinguished career at Astro-Med in leading the development of the QuickLabel Systems sales and marketing organization and its strategy, as well as the expansion of the color printing products. Eric is a summa cum laude graduate of Boston College, and has earned a Master of Business Administration and Juris Doctor in Law from Suffolk University.

Michael J. Natalizia has been appointed Vice President and Chief Technology Officer of Astro-Med, Inc. In this capacity Mike will have the responsibility for all the Company’s Research and Development initiatives and oversee the accelerated development of new products. Mike has an extensive background in developing both Astro-Med’s Test & Measurement and Color Label Printer product lines. His most recent assignment was spearheading the development of  the Company’s Ruggedized Product Lines which represents the fastest growing business of Astro-Med. Mike earned two undergraduate degrees, a  Bachelor of Science in Electrical Engineering and Bachelor of  Science in Computer Sciences from Tufts University.

Michael J. Sullivan, Vice President and Chief Technology Officer, who has led Astro-Med’s R&D activities over the past eleven years is relinquishing that position in order to assume the position of Senior Research Fellow. In this role of fundamental research, Mike will explore and identify ideas, principles and theories that will advance the application of technologies relative to Astro-Med’s business strategy. During his career Mike was instrumental to Astro-Med’s organic growth by helping to develop many of the products in both the medical as well as test and measurement and label printing areas.

Elias G. Deeb, Vice President-Media Products has chosen to retire after 32 years of dedicated service to Astro-Med. The Board has accepted his resignation and acknowledged their appreciation for the numerous contributions made in developing the QuickLabel Systems  consumable manufacturing capability both in Rhode Island and the Branches located in Germany and Canada. We wish Elias a long and enjoyable retirement.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement data acquisition systems.  Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies, and QuickLabel® Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2011 Annual Report and its annual and quarterly filings with the Securities and Exchange Commission.

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